UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934 Date of report (Date of earliest event reported): February 27, 2009 ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)
1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)
1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2009, in conjunction with an agreement to provide financing executed in June of 2007, Celebrity Solstice IV Inc. (the “Borrower”), a subsidiary of Royal Caribbean Cruises Ltd. (the “Company”), entered into the definitive credit agreement with KfW IPEX-Bank GmbH, as agent for Euler Hermes Kreditversicherungs AG and administrative agent, and KfW IPEX-Bank GmbH, as lender based on the terms agreed in that agreement to provide financing. The credit agreement provides for the making of an unsecured term loan not to exceed the US Dollar equivalent corresponding to Euro 444.0 million to the Borrower, which when drawn will be guaranteed by the Company. The loan, once funded, will have a 12-year tenor with semi-annual amortization. The interest will be at a fixed interest rate of 5.82% (inclusive of the applicable margin). Under certain circumstances, the interest may be converted to a floating interest rate of LIBOR plus the then applicable margin upon payment of applicable breakage costs, if any. The Company intends to use the proceeds of the loan towards the purchase of the fourth Solstice-class ship which is scheduled for delivery in the third quarter of 2011.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 - Credit Agreement dated as of February 27, 2009 among Celebrity Solstice IV Inc., KfW IPEX-Bank GmbH, as agent for Euler Hermes Kreditversicherungs AG and administrative agent, and KfW IPEX-Bank GmbH, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	March 3, 2009	By:	/s/ Bradley H. Stein
			Name:	Bradley H. Stein
			Title:	Senior Vice President, General Counsel and Corporate Secretary